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INDEPENDENT AUDITORS' CONSENT                                       EXHIBIT 23.1

We consent to the incorporation by reference in this Registration Statement of Century Communications Corp. on Form S-3 of our report dated August 23, 1996, appearing in the Annual Report on Form 10-K of Century Communications Corp. and subsidiaries for the year ended May 31, 1996, our report dated May 31, 1996, with regard to the combined financial statements of ML California Cable Division, a Division of ML Media Partners, L.P. for the years ended December 29, 1995 and December 30, 1994, included in the Century Communications Corp. Form 8-K/A2 dated August 16, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Stamford, Connecticut
March 31, 1997

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